Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2017 Results

Reports fourth quarter records for revenue, EPS, adjusted EBITDA, cash flow from operations and free cash flow

GREENWICH, Conn. — February 7, 2018 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the fourth quarter and full year 2017. Revenue was $4.19 billion for the quarter, compared with $3.68 billion for the same period in 2016. Revenue increased year-over-year by $555.2 million, excluding fourth quarter 2016 revenue of $37.9 million from the North American truckload unit divested in October 2016. Net income attributable to common shareholders was $188.5 million for the quarter, or earnings of $1.42 per diluted share, compared with net income attributable to common shareholders of $27.3 million, or earnings of $0.22 per diluted share, for the same period in 2016.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $59.2 million for the quarter, compared with $29.8 million for the same period in 2016. Adjusted earnings per diluted share, a non-GAAP financial measure, was $0.45 for the quarter, compared with $0.24 for the same period in 2016. Adjusted net income attributable to common shareholders and adjusted earnings per diluted share for the fourth quarter 2017 exclude: $169.6 million of a net tax benefit related to tax reform and other discrete tax-related adjustments; $23.2 million, or $15.3 million after-tax, of integration and rebranding costs; $22.4 million, or $14.9 million after-tax, of costs related to debt extinguishment; and $0.7 million, or $0.4 million after-tax, of non-cash unrealized losses on foreign currency contracts. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $336.7 million for the quarter, excluding $23.2 million of integration and rebranding costs. This compares with $291.1 million of adjusted EBITDA for the same period in 2016, which included the divested North American truckload unit.

For the fourth quarter 2017, the company generated cash flow from operations of $273.9 million and free cash flow of $179.5 million. For full year 2017, the company generated cash flow from operations of $798.6 million and free cash flow of $373.9 million.

Financial Targets

The company reaffirmed its full year target for adjusted EBITDA of at least $1.6 billion for 2018.

The company raised its 2017–2018 cumulative free cash flow target to approximately $1 billion, from approximately $900 million.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “I’m pleased that we beat fourth quarter expectations for revenue, EPS, adjusted EBITDA, cash flow from operations and free cash flow. We generated outsized organic revenue growth of 10.4%, led by gains in freight brokerage, last mile and contract logistics. A strong holiday peak played directly to our strengths in e-commerce.

“In our transportation segment, we grew freight brokerage revenue by 33%, and increased net revenue margin in a tight market. Our North American less-than-truckload unit increased operating income by 44% year-over-year and improved its adjusted operating ratio to 89.9% — the best fourth quarter ratio in 12 years. We expect to improve the ratio by another 100 to 200 basis points in 2018. Globally, in both transportation and logistics, we capitalized on a strong economy in every country where we operate.”

Jacobs continued, “We’ve entered 2018 with a global sales pipeline of $3.2 billion, following a record $2.8 billion of new business signed in 2017. We expect to increase adjusted EBITDA by at least another 17% and deliver about $625 million of free cash flow this year, while investing heavily in technology and sales force effectiveness.”

Fourth Quarter 2017 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $2.67 billion in the quarter. This compares with $2.33 billion for the same period in 2016, which included $37.9 million of revenue from the North American truckload unit divested on October 27, 2016. Segment revenue growth was led by increases in North American freight brokerage and last mile, European brokerage and UK dedicated truckload.

Operating income for the transportation segment increased to $132.8 million in the quarter, compared with $84.0 million for the same period in 2016. Adjusted EBITDA for the segment was $258.4 million, an increase of 22% from 2016, which included the divested North American truckload unit. The increases in operating income and adjusted EBITDA were broad-based across the segment, led by improved profitability in North American freight brokerage and European transportation, primarily in France and Spain. Within the North American less-than-truckload unit, the adjusted operating income ratio was 89.9%, compared with 90.5% for the same period in 2016.

•	Logistics: The company’s logistics segment generated revenue of $1.57 billion for the quarter, compared with $1.38 billion for the same period in 2016. The increase in revenue was led by strong demand for contract logistics in both Europe and North America, partially offset by a decline in managed transportation revenue in North America. In Europe, contract logistics growth was led by a strong peak season for e-commerce, particularly in the UK and Spain. In North America, the largest gains came from the e-commerce and industrial sectors.

Operating income for the logistics segment increased to $60.3 million, compared with $51.2 million for the same period in 2016. Adjusted EBITDA improved to $120.1 million, compared with $108.6 million for the same period in 2016. The increases in operating income and adjusted EBITDA were primarily due to net revenue growth, partially offset by higher direct operating costs related to new contract startups.

•	Corporate: Corporate SG&A expense was $55.3 million for the quarter, compared with $48.6 million for the same period in 2016. The increase in corporate expense primarily reflects an increase in share-based compensation expense tied to the increase in the share price of XPO stock.

Full Year 2017 Financial Results

For the full year 2017, the company reported total revenue of $15.38 billion, compared with $14.62 billion for the same period in 2016. Revenue increased year-over-year by $1.19 billion, excluding 2016 revenue of $431.9 million from the North American truckload unit divested in October 2016. Net income attributable to common shareholders was $312.4 million, or $2.45 per diluted share, for 2017, compared with $63.1 million, or $0.53 per diluted share, for 2016.

Adjusted net income attributable to common shareholders for 2017 was $248.5 million, compared with $121.5 million for 2016. Adjusted earnings per diluted share was $1.95 for 2017, compared with $1.00 for 2016. Adjusted net income and adjusted earnings per diluted share for 2017 exclude: $175.4 million of tax benefits related to tax reform and other discrete tax-related adjustments; $78.3 million, or $52.0 million after-tax, of integration and rebranding costs; $49.4 million, or $32.8 million after-tax, of non-cash unrealized losses on foreign currency contracts; and $36.5 million, or $24.3 million after-tax, of costs related to debt extinguishment and conversions of convertible senior notes.

Adjusted EBITDA for the full year 2017 improved to $1.37 billion, excluding $78.3 million of integration and rebranding costs. This compares with $1.25 billion of adjusted EBITDA for the same period in 2016, which included the divested North American truckload unit.

Conference Call

The company will hold a conference call on Thursday, February 8, 2018, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until March 8, 2018. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13675036.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 32 countries, with 1,455 locations and more than 95,000 employees. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments, transportation and logistics, and within these segments its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. xpo.com

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three and twelve-month periods ended December 31, 2017 and 2016, on a consolidated basis and for our transportation and logistics segments; free cash flow for the three and twelve-month periods ended December 31, 2017 and 2016; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three and twelve-month periods ended December 31, 2017 and 2016; net revenue for the three and twelve-month periods ended December 31, 2017 and 2016 for our transportation and logistics segments; adjusted operating income for our North American less-than-truckload business for the three and twelve-month periods ended December 31, 2017 and 2016; and total organic revenue for the three-month periods ended December 31, 2017 and 2016.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. In particular, adjusted EBITDA, adjusted net income and adjusted EPS include adjustments for acquisition costs and related integration, transformation and rebranding initiatives as well as other adjustments that management has determined are not reflective of its business segments’ core operating activities. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities.

We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables. We believe that total organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, acquisitions and divestitures, and fuel surcharges. Specifically, our total organic revenue reflects adjustments to (i) exclude revenue from our North American truckload unit, which was sold in October 2016, (ii) exclude the estimated revenue attributable to fuel, and (iii) apply a constant foreign exchange rate to both periods (based on average rates during the monthly periods).

Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income attributable to common shareholders, adjusted

EPS, net revenue, adjusted operating income for our North American less-than-truckload business and total organic revenue are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2018 financial target of adjusted EBITDA, our 2017-2018 cumulative target for free cash flow, our 2018 target for free cash flow and the expected improvement in the adjusted operating ratio of our North American less-than-truckload business, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets for our consolidated adjusted EBITDA and free cash flow and the adjusted operating ratio of our North American less-than-truckload business. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com

Media Contact:

XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$4,193.9	$3,676.6	$15,380.8	$14,619.4
Operating expenses
Cost of transportation and services	2,229.2	1,959.2	8,128.8	7,886.0
Direct operating expense	1,381.7	1,204.3	4,972.3	4,594.1
Sales, general and administrative expense	445.2	426.5	1,656.5	1,651.2

Total operating expenses	4,056.1	3,590.0	14,757.6	14,131.3

Operating income	137.8	86.6	623.2	488.1

Other expense (income)	(9.4)	(2.5)	(15.4)	(9.2)
Foreign currency loss (gain)	3.7	(42.1)	57.6	(40.3)
Debt extinguishment loss	22.4	16.5	36.0	69.7
Interest expense	61.9	80.3	284.3	361.1

Income before income tax provision	59.2	34.4	260.7	106.8
Income tax (benefit) provision	(147.9)	2.3	(99.5)	22.3

Net income	207.1	32.1	360.2	84.5
Net income attributable to noncontrolling interests	(2.6)	(2.3)	(20.0)	(15.5)

Net income attributable to XPO	$204.5	$29.8	$340.2	$69.0

Net income attributable to common shareholders*[1]	$188.5	$27.3	$312.4	$63.1
Basic earnings per share[1]	$1.57	$0.25	$2.72	$0.57
Diluted earnings per share[1]	$1.42	$0.22	$2.45	$0.53
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	119.9	111.0	114.9	110.2
Diluted weighted-average common shares outstanding	132.9	124.2	127.8	122.8
* Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$15.3	$1.8	$24.9	$3.0
Preferred dividends	0.7	0.7	2.9	2.9

[1]	The sum of quarterly net income attributable to common shareholders and earnings per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and the impact of the two-class method of calculating earning per share.

XPO Logistics, Inc.

Consolidated Balance Sheets

(In millions, except per share data)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$396.9	$373.4
Accounts receivable, net of allowances of $42.4 and $26.3, respectively	2,725.3	2,313.3
Other current assets	465.7	386.9

Total current assets	3,587.9	3,073.6

Property and equipment, net of $1,109.5 and $589.9 in accumulated depreciation, respectively	2,663.7	2,537.4
Goodwill	4,563.6	4,325.8
Identifiable intangible assets, net of $559.5 and $377.1 in accumulated amortization, respectively	1,435.3	1,534.7
Other long-term assets	351.1	226.9

Total long-term assets	9,013.7	8,624.8

Total assets	$12,601.6	$11,698.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,250.7	$1,056.3
Accrued expenses	1,525.8	1,382.1
Current maturities of long-term debt	103.7	136.5
Other current liabilities	116.9	156.7

Total current liabilities	2,997.1	2,731.6

Long-term debt	4,417.5	4,731.5
Deferred tax liability	418.8	572.4
Employee benefit obligations	162.1	251.4
Other long-term liabilities	596.1	373.9

Total long-term liabilities	5,594.5	5,929.2

Stockholders’ equity:
Convertible perpetual preferred stock, $.001 par value; 10.0 shares authorized; 0.07 of Series A shares issued and outstanding at December 31, 2017 and December 31, 2016	41.2	41.6
Common stock, $.001 par value; 300.0 shares authorized; 119.9 and 111.1 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	0.1	0.1
Additional paid-in capital	3,590.0	3,244.9
Accumulated deficit	(42.6)	(392.9)
Accumulated other comprehensive income (loss)	15.7	(193.7)

Total stockholders’ equity before noncontrolling interest	3,604.4	2,700.0

Noncontrolling interests	405.6	337.6

Total equity	4,010.0	3,037.6

Total liabilities and equity	$12,601.6	$11,698.4

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Year Ended December 31,
	2017	2016
Operating activities
Net income	$360.2	$84.5
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	658.4	643.4
Stock compensation expense	79.2	54.5
Accretion of debt	19.4	17.0
Deferred tax benefit	(157.7)	(20.9)
Loss on extinguishment of debt	36.1	69.7
Unrealized loss (gain) on foreign currency option and forward contracts	49.3	(39.7)
Other	11.6	7.4
Changes in assets and liabilities:
Accounts receivable	(320.1)	(153.7)
Other assets	(78.7)	17.2
Accounts payable	140.1	1.7
Accrued expenses and other liabilities	0.8	(55.7)

Cash flows provided by operating activities	798.6	625.4

Investing activities
Proceeds from sale of business, net of $10.5 cash divested	—	547.7
Payment for purchases of property and equipment	(503.8)	(483.4)
Proceeds from sale of assets	79.1	68.9
Other	—	8.8

Cash flows (used) provided by investing activities	(424.7)	142.0

Financing activities
Proceeds from issuance of long-term debt	819.2	1,377.8
Repurchase of debt	(1,386.6)	(1,889.2)
Proceeds from borrowings on ABL facility	995.0	360.0
Repayment of borrowings on ABL facility	(925.0)	(330.0)
Repayment of long-term debt and capital leases	(106.4)	(151.4)
Payment for debt issuance costs	(16.8)	(25.8)
Proceeds from common stock offering	287.6	—
Change in bank overdrafts	(2.8)	(16.5)
Payment for tax withholdings for restricted shares	(16.6)	(11.1)
Dividends paid	(6.6)	(5.4)
Other	(7.4)	10.8

Cash flows used by financing activities	(366.4)	(680.8)

Effect of exchange rates on cash and cash equivalents	16.0	(3.0)
Net increase in cash and cash equivalents	23.5	83.6
Cash and cash equivalents, beginning of period	373.4	289.8

Cash and cash equivalents, end of period	$396.9	$373.4

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue	$2,668.3	$2,331.9	$336.4	14.4%	$9,820.5	$9,457.3	$363.2	3.8%
Cost of transportation and services	1,954.1	1,700.4	253.7	14.9%	7,073.8	6,796.4	277.4	4.1%

Net revenue[a]	714.2	631.5	82.7	13.1%	2,746.7	2,660.9	85.8	3.2%

Direct operating expense	315.4	294.6	20.8	7.1%	1,199.9	1,199.2	0.7	0.1%
SG&A expense
Salaries & benefits	158.6	131.9	26.7	20.2%	552.4	560.2	(7.8)	-1.4%
Other SG&A expense	37.5	42.7	(5.2)	-12.2%	163.7	153.6	10.1	6.6%
Purchased services	30.1	36.0	(5.9)	-16.4%	129.4	147.5	(18.1)	-12.3%
Depreciation & amortization	39.8	42.3	(2.5)	-5.9%	162.5	162.4	0.1	0.1%

Total SG&A expense	266.0	252.9	13.1	5.2%	1,008.0	1,023.7	(15.7)	-1.5%

Operating income	$132.8	$84.0	$48.8	58.1%	$538.8	$438.0	$100.8	23.0%

Total depreciation & amortization	110.1	107.2	2.9	2.7%	439.4	449.1	(9.7)	-2.2%

EBITDA[a]	$242.9	$191.2	$51.7	27.0%	$978.2	$887.1	$91.1	10.3%

Transaction & integration costs	15.2	4.7	10.5	223.4%	33.0	23.1	9.9	42.9%
Rebranding costs	0.3	16.0	(15.7)	-98.1%	17.2	26.9	(9.7)	-36.1%

Adjusted EBITDA[a]*	$258.4	$211.9	$46.5	21.9%	$1,028.4	$937.1	$91.3	9.7%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the condensed consolidated statements of operations.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue
North America
Freight Brokerage	$767.3	$578.2	$2,516.2	$2,154.4
Less-Than-Truckload	887.4	853.8	3,641.2	3,445.3
Last Mile	286.5	236.1	966.0	828.2
Full Truckload	—	37.9	—	431.9

Total North America	1,941.2	1,706.0	7,123.4	6,859.8
Europe
Full Truckload	433.5	372.6	1,631.8	1,582.4
Less-Than-Truckload	233.3	200.1	878.6	826.4

Total Europe	666.8	572.7	2,510.4	2,408.8
Global Forwarding	81.4	84.8	301.3	331.3
Eliminations	(21.1)	(31.6)	(114.6)	(142.6)

Total Revenue	$2,668.3	$2,331.9	$9,820.5	$9,457.3

Net Revenue
North America
Freight Brokerage	$130.4	$93.0	$394.5	$361.4
Less-Than-Truckload	339.3	322.6	1,442.3	1,373.0
Last Mile	77.8	67.0	280.4	247.7
Full Truckload	—	5.1	—	66.1

Total North America	547.5	487.7	2,117.2	2,048.2
Europe	153.4	132.2	578.5	557.7
Global Forwarding	13.3	11.6	51.0	55.0

Total Net Revenue[a]	$714.2	$631.5	$2,746.7	$2,660.9

Net Revenue %
North America
Freight Brokerage	17.0%	16.1%	15.7%	16.8%
Less-Than-Truckload	38.2%	37.8%	39.6%	39.9%
Last Mile	27.2%	28.4%	29.0%	29.9%
Full Truckload	—	13.5%	—	15.3%

Total North America	28.2%	28.6%	29.7%	29.9%
Europe	23.0%	23.1%	23.0%	23.2%
Global Forwarding	16.3%	13.7%	16.9%	16.6%

Overall Net Revenue %	26.8%	27.1%	28.0%	28.1%

Direct Operating Expense
North America
Freight Brokerage	$23.6	$18.6	$88.2	$87.4
Less-Than-Truckload	169.8	174.4	675.1	694.7
Last Mile	20.5	15.5	67.6	56.9

Total North America	213.9	208.5	830.9	839.0
Europe	97.8	82.0	354.7	342.6
Global Forwarding	3.7	4.1	14.3	17.6

Total Direct Operating Expense	$315.4	$294.6	$1,199.9	$1,199.2

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Full Truckload revenue is before intercompany eliminations.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended December 31,
	2017	2016
Number of Working Days	60.5	60.5
Lbs. per Day (Thousands)	75,194	73,091
% Change in Lbs. per Day*	2.9%	-1.7%
Shipments per Day	53,791	54,068
% Change in Shipments per Day*	-0.5%	-2.7%
Avg. Weight per Shipment (in pounds)	1,398	1,352
% Change in Weight per Shipment*	3.4%	1.0%
Gross Revenue per Shipment	$285.87	$263.81
Gross Revenue per CWT (including fuel surcharges)	$20.45	$19.52
Gross Revenue per CWT (excluding fuel surcharges)	$17.79	$17.34
% Change in Gross Revenue per CWT*
Including fuel surcharges	4.8%	2.8%
Excluding fuel surcharges	2.6%	3.0%
Average Length of Haul	821.7	820.0
Total Average Load Factor**	22,731	21,746
Average Age of Tractor Fleet (Years)	5.22	5.60

*Compared with the same quarter of the previous year.

**Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$754.7	$748.8	$5.9	0.8%	$3,139.6	$3,034.6	$105.0	3.5%
Fuel surcharge revenue	120.9	96.0	24.9	25.9%	455.4	370.2	85.2	23.0%

Revenue	875.6	844.8	30.8	3.6%	3,595.0	3,404.8	190.2	5.6%
Salaries, wages and employee benefits	418.9	426.1	(7.2)	-1.7%	1,685.0	1,676.0	9.0	0.5%
Purchased transportation	108.4	106.1	2.3	2.2%	438.4	438.1	0.3	0.1%
Fuel and fuel-related taxes	63.5	52.0	11.5	22.1%	233.5	191.4	42.1	22.0%
Depreciation and amortization	56.0	54.9	1.1	2.0%	232.9	202.8	30.1	14.8%
Other operating expenses	110.6	106.3	4.3	4.0%	453.0	424.2	28.8	6.8%
Maintenance	24.7	32.4	(7.7)	-23.8%	107.1	104.5	2.6	2.5%
Rents and leases	10.7	10.3	0.40	3.9%	42.2	40.9	1.3	3.2%
Purchased labor	3.8	2.0	1.8	90.0%	13.7	8.7	5.0	57.5%

Operating income	79.0	54.7	24.3	44.4%	389.2	318.2	71.0	22.3%

Operating ratio	91.0%	93.5%			89.2%	90.7%

Transaction, integration and rebranding costs	1.1	14.7	(13.6)	-92.5%	19.2	23.8	(4.6)	-19.3%
Amortization expense	8.5	10.5	(2.0)	-19.0%	33.8	34.2	(0.4)	-1.2%
Depreciation adjustment from updated purchase price allocation of acquired assets	—	—	—	0.0%	—	(1.8)	1.8	-100.0%

Adjusted operating income[a]	$88.6	$79.9	$8.7	10.9%	$442.2	$374.4	$67.8	18.1%

Adjusted operating ratio	89.9%	90.5%			87.7%	89.0%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue	$1,568.6	$1,384.2	$184.4	13.3%	$5,722.7	$5,323.9	$398.8	7.5%
Cost of transportation and services	316.3	296.7	19.6	6.6%	1,211.0	1,246.8	(35.8)	-2.9%

Net revenue[a]	1,252.3	1,087.5	164.8	15.2%	4,511.7	4,077.1	434.6	10.7%

Direct operating expense	1,066.8	909.7	157.1	17.3%	3,773.1	3,395.5	377.6	11.1%
SG&A expense
Salaries & benefits	64.5	55.6	8.9	16.0%	253.3	230.2	23.1	10.0%
Other SG&A expense	18.5	33.2	(14.7)	-44.3%	65.8	76.3	(10.5)	-13.8%
Purchased services	21.3	16.4	4.9	29.9%	87.7	79.4	8.3	10.5%
Depreciation & amortization	20.9	21.4	(0.5)	-2.3%	82.6	86.2	(3.6)	-4.2%

Total SG&A expense	125.2	126.6	(1.4)	-1.1%	489.4	472.1	17.3	3.7%

Operating income	$60.3	$51.2	$9.1	17.8%	$249.2	$209.5	$39.7	18.9%

Total depreciation & amortization	55.9	50.1	5.8	11.6%	211.0	192.3	18.7	9.7%

EBITDA[a]	$116.2	$101.3	$14.9	14.7%	$460.2	$401.8	$58.4	14.5%

Transaction & integration costs	3.5	6.4	(2.9)	-45.3%	15.6	25.4	(9.8)	-38.6%
Rebranding costs	0.4	0.9	(0.5)	-55.6%	1.1	1.8	(0.7)	-38.9%

Adjusted EBITDA[a]*	$120.1	$108.6	$11.5	10.6%	$476.9	$429.0	$47.9	11.2%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

* For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the condensed consolidated statements of operations.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue
North America	$707.9	$673.6	$2,650.2	$2,575.1
Europe	860.7	710.6	3,072.5	2,748.8

Total Revenue	$1,568.6	$1,384.2	$5,722.7	$5,323.9

Net Revenue
North America	$594.0	$543.1	$2,190.3	$2,010.2
Europe	658.3	544.4	2,321.4	2,066.9

Total Net Revenue[a]	$1,252.3	$1,087.5	$4,511.7	$4,077.1

Direct Operating Expense
North America	$525.7	$471.0	$1,901.6	$1,714.7
Europe	541.1	438.7	1,871.5	1,680.8

Total Direct Operating Expense	$1,066.8	$909.7	$3,773.1	$3,395.5

Gross Margin
North America	$68.3	$72.1	$288.7	$295.5
Europe	117.2	105.7	449.9	386.1

Total Gross Margin	$185.5	$177.8	$738.6	$681.6

Gross Margin %
North America	9.6%	10.7%	10.9%	11.5%
Europe	13.6%	14.9%	14.6%	14.0%

Total Gross Margin %	11.8%	12.8%	12.9%	12.8%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
SG&A expense
Salaries & benefits	$33.7	$24.5	$9.2	37.6%	$88.7	$75.3	$13.4	17.8%
Other SG&A expense	6.0	5.2	0.8	15.4%	16.0	25.4	(9.4)	-37.0%
Purchased services	12.3	18.1	(5.8)	-32.0%	52.1	56.7	(4.6)	-8.1%
Depreciation & amortization	3.3	0.8	2.5	312.5%	8.0	2.0	6.0	300.0%

Total SG&A expense	$55.3	$48.6	$6.7	13.8%	$164.8	$159.4	$5.4	3.4%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue	$(43.0)	$(39.5)	$(3.5)	8.9%	$(162.4)	$(161.8)	$(0.6)	0.4%
Cost of transportation and services	(41.2)	(37.9)	(3.3)	8.7%	(156.0)	(157.2)	1.2	-0.8%

Net revenue[a]	(1.8)	(1.6)	(0.2)	12.5%	(6.4)	(4.6)	(1.8)	39.1%

Direct operating expense	(0.5)	—	(0.5)	N/A	(0.7)	(0.6)	(0.1)	16.7%
SG&A expense
Salaries & benefits	(0.2)	6.4	(6.6)	-103.1%	(2.4)	2.9	(5.3)	-182.8%
Other SG&A expense	(0.7)	(5.3)	4.6	-86.8%	(1.9)	(6.1)	4.2	-68.9%
Purchased services	(0.4)	(2.6)	2.2	-84.6%	(1.4)	(0.8)	(0.6)	75.0%
Depreciation & amortization	—	(0.1)	0.1	-100.0%	—	—	—	N/A

Total SG&A expense	(1.3)	(1.6)	0.3	-18.7%	(5.7)	(4.0)	(1.7)	42.5%

Operating income	$—	$—	$—	—	$—	$—	$—	—

Note: Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General & Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Net income attributable to common shareholders[1]	$188.5	$27.3	$161.2	590.5%	$312.4	$63.1	$249.3	395.1%
Distributed and undistributed net income[1]	(16.0)	(2.5)	(13.5)	540.0%	(27.8)	(5.9)	(21.9)	371.2%
Noncontrolling interests	(2.6)	(2.3)	(0.3)	13.0%	(20.0)	(15.5)	(4.5)	29.0%

Net income	207.1	32.1	175.0	545.2%	360.2	84.5	275.7	326.3%

Loss on conversion of convertible senior notes	—	—	—	n/a	0.5	0.2	0.3	150.0%
Loss on debt extinguishment	22.4	16.5	5.9	35.8%	36.0	69.7	(33.7)	-48.4%
Other interest expense	61.9	80.3	(18.4)	-22.9%	283.8	360.9	(77.1)	-21.4%
Income tax (benefit) provision	(147.9)	2.3	(150.2)	-6530.4%	(99.5)	22.3	(121.8)	-546.2%
Depreciation & amortization expense	169.3	158.0	11.3	7.2%	658.4	643.4	15.0	2.3%
Unrealized loss (gain) on foreign currency option and forward contracts	0.7	(33.0)	33.7	-102.1%	49.4	(36.0)	85.4	-237.2%

EBITDA[a]	$313.5	$256.2	57.3	22.4%	$1,288.8	$1,145.0	143.8	12.6%

Transaction & integration costs	22.6	17.5	5.1	29.1%	59.9	73.1	(13.2)	-18.1%
Rebranding costs	0.6	17.4	(16.8)	-96.6%	18.4	30.1	(11.7)	-38.9%

Adjusted EBITDA[a]	$336.7	$291.1	$45.6	15.7%	$1,367.1	$1,248.2	$118.9	9.5%

[a]	See the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.
[1]	The sum of quarterly net income attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts due to the impact of the two-class method of calculating earnings per share.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP net income attributable to common shareholders	$188.5	$27.3	$312.4	$63.1
Loss on conversion of convertible senior notes[1] [2]	—	—	0.5	0.2
Loss on debt extinguishment[1]	22.4	16.5	36.0	69.7
Unrealized loss (gain) on foreign currency option and forward contracts[1]	0.7	(33.0)	49.4	(36.0)
Depreciation & amortization from updated purchase price allocation of acquired assets[1]	—	—	—	(5.8)
Transaction & integration costs[1]	22.6	17.5	59.9	73.1
Rebranding costs[1]	0.6	17.4	18.4	30.1
Income tax associated with the adjustments above[1]	(15.7)	(6.5)	(55.1)	(49.8)
Impact of tax reform act	(173.1)	—	(173.1)	—
Other tax-related adjustments[3]	3.5	(9.6)	(2.3)	(15.7)
Impact of noncontrolling interests on above adjustments	(1.3)	0.4	(3.3)	(2.0)
Allocation of undistributed earnings	11.0	(0.2)	5.7	(5.4)

Adjusted net income attributable to common shareholders[a]	$59.2	$29.8	$248.5	$121.5

Adjusted basic earnings per share[a]	$0.49	$0.27	$2.16	$1.10
Adjusted diluted earnings per share[a]	$0.45	$0.24	$1.95	$1.00
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	119.9	111.0	114.9	110.2
Diluted weighted-average common shares outstanding	132.9	124.2	127.8	122.8
[1] This line item reflects the aggregate tax effect of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:
Benefit/(expense)
Loss on conversion of convertible senior notes	$—	$—	$0.1	$0.1
Loss on debt extinguishment	7.5	6.4	12.1	26.9
Unrealized loss (gain) on foreign currency option and forward contracts	0.3	(13.0)	16.6	(12.9)
Depreciation & amortization from updated purchase price allocation of acquired assets	—	—	—	(2.2)
Transaction & integration costs	7.6	6.5	20.1	26.7
Rebranding costs	0.3	6.6	6.2	11.2

	$15.7	$6.5	$55.1	$49.8

[2]	Loss on conversion of convertible senior notes is recorded in interest expense.
[3]	2017 primarily reflects adjustments to reserves related to uncertain tax positions, partially offset by a tax benefit related to a tax rate change in France and Belgium. 2016 primarily consists of an acquisition-related tax benefit and a tax benefit for a tax rate change in France.
[a]	See the “Non-GAAP Financial Measures” section of the press release.

The Company has evaluated the guidance in accordance with Compliance and Disclosure Interpretations (C&DI) of the U.S. Securities and Exchange Commission table to calculate the non-GAAP Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share. The table above includes the U.S. GAAP financial statement items that have been reconciled to arrive at Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share. The adjusted performance metrics are based on the GAAP annual effective rate, excluding discrete items. A corresponding noncontrolling interest has been calculated for those reconciling items reported within the acquired Norbert Dentressangle SA legal entities.

XPO Logistics, Inc.

Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flows provided by operating activities	$273.9	$220.8	$798.6	$625.4
Payment for purchases of property and equipment	(113.9)	(164.9)	(503.8)	(483.4)
Proceeds from sales of assets	19.5	11.0	79.1	68.9

Free Cash Flow[a]	$179.5	$66.9	$373.9	$210.9

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Logistics, Inc.

Organic Revenue

(Unaudited)

(In millions)

	Three Months Ended December 31,
	2017	2016
Revenue	$4,193.9	$3,676.6
North American Truckload	—	(37.9)
Fuel	(414.0)	(321.3)
Foreign Exchange Rates	(117.3)	—

Total Organic Revenue[a]	$3,662.5	$3,317.4

Organic Revenue Growth	10.4%

[a]	Total organic revenue is a non-GAAP measure. Total organic revenue reflects adjustments to (i) exclude revenue from our North American Truckload unit, which was sold in October 2016, (ii) exclude the estimated revenue attributable to fuel, and (iii) apply the average monthly foreign exchange rates in the fourth quarter of 2016 to the foreign revenue in the fourth quarter of 2017 to obtain the constant currency amounts, and then calculate the changes compared to the fourth quarter historical amounts.